                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             THE HARPER GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          -------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:

          -------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

          -------------------------------------------------------------------

    (5)  Total fee paid:

          -------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          -------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          -------------------------------------------------------------------

     (3)  Filing Party:

          -------------------------------------------------------------------

     (4)  Date Filed:

          -------------------------------------------------------------------

                                     [LOGO]

                             THE HARPER GROUP, INC.
                              260 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TUESDAY, MAY 9, 1995, 10:30 A.M.

TO THE STOCKHOLDERS:

     Please be advised that the Annual Meeting of Stockholders of The Harper Group, Inc. will be held at the office of the Company, 260 Townsend Street, San Francisco, California, on Tuesday, May 9, 1995, at 10:30 a.m. for the following purposes:

          (1) To elect two Class I directors.

          (2) To transact such other business as may properly come before the meeting.

     Only stockholders of record on the books of the Company as of 5:00 P.M., March 22, 1995, will be entitled to vote at the meeting and any adjournment thereof.

San Francisco, California
April 3, 1995

                                            By Order of the Board of Directors

                                            ROBERT H. KENNIS
                                            General Counsel and Secretary

     STOCKHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

                             THE HARPER GROUP, INC.
                              260 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of The Harper Group, Inc. (the "Company") to be used at the Annual Meeting of Stockholders on May 9, 1995, for the purposes set forth in the foregoing notice. This proxy statement and the enclosed form of proxy were first sent to stockholders on or about April 3, 1995.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

                               VOTING SECURITIES

     Only stockholders of record on the books of the Company as of 5:00 P.M., March 22, 1995, will be entitled to vote at the Annual Meeting.

     As of the close of business on March 22, 1995, there were outstanding 16,142,916 shares of Common Stock of the Company, entitled to one vote per share. The holders of a majority of the outstanding shares of the Common Stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                             ELECTION OF DIRECTORS

     The Certificate of Incorporation and By-laws of the Company provide for a Board of Directors consisting of not less than three members, divided into three classes. The size of the Board of Directors may be determined subject to the foregoing minimum from time to time by the Board of Directors of the Company. The size of the Board of Directors has currently been established at six.

     Directors elected into a class at the annual meeting of stockholders in each year serve three-year terms and until their successors have been duly elected. Directors appointed by the Board of Directors of the Company to fill vacancies or newly created directorships serve for the remainder of the term of the class to which they are appointed. The Class I directors elected at the Annual Meeting will serve until the 1998 Annual Meeting; Class III directors elected at last year's Annual Meeting will serve until the 1997 Annual Meeting; and Class II directors elected at the 1993 Annual Meeting will serve until the 1996 Annual Meeting.

     The persons named below are the nominees to serve as Class I directors until the 1998 Annual Meeting of Stockholders and until their successors have been elected or until death, retirement, resignation or removal. Mr. Gibert presently serves as a Class I director. Mr. Holman is not presently a member of the Board.

     In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of such nominees to the Board of Directors. If such nominees are unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. The management of the Company has no reason to believe that either of such nominees will be unable or unwilling to serve if elected a director. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                                                                                       SERVED AS
                                           BUSINESS EXPERIENCE DURING PAST              DIRECTOR
  NOMINEES FOR DIRECTOR    AGE             FIVE YEARS AND OTHER INFORMATION              SINCE
-------------------------  ---   ----------------------------------------------------  ----------
Peter Gibert.............   52   Chairman of the Board of Directors and Chief             1992
                                 Executive Officer. From February 1984 to May 1991,
                                 Mr. Gibert was President and Chief Executive Officer
                                 of Darrell J. Sekin and Co. (international freight
                                 forwarder).

Edwin J. Holman..........   48   President and Chief Operating Officer of Woodward
                                 and Lothrop, Inc., (department stores located in the
                                 Mid-Atlantic region). From 1981 to 1993, Mr. Holman
                                 was an officer of Carter Hawley Hale Stores, Inc.,
                                 most recently Vice Chairman and Chief Operating
                                 Officer.

Set forth below is certain information concerning the other directors which is based on data furnished by them.

                                                                                       SERVED AS
                                           BUSINESS EXPERIENCE DURING PAST              DIRECTOR
  CONTINUING DIRECTORS     AGE             FIVE YEARS AND OTHER INFORMATION              SINCE
-------------------------  ---   ----------------------------------------------------  ----------
Ray C. Robinson, Jr......   74   Private businessman. Mr. Robinson served as              1971
                                 Secretary of the Company from 1971 until January
                                 1986.

Wesley J. Fastiff........   62   President of Littler, Mendelson, Fastiff, Tichy &        1971
                                 Mathiason, a law firm which was retained by the
                                 Company to perform legal services in 1994.

Frank J. Wezniak.........   62   President and Chief Executive Officer of Karri           1987
                                 Technology, Inc. (manufacturer of information
                                 collection systems) since 1994. From 1987 to 1992,
                                 Mr. Wezniak was President of Computer Identics
                                 (manufacturer of bar code identification and data
                                 collection systems).

John M. Kaiser...........   55   Private businessman and real estate developer. From      1993
                                 1979 to 1988, Mr. Kaiser was President of Expeditors
                                 International of Washington, Inc. (international
                                 freight forwarder).

                         FURTHER INFORMATION CONCERNING
                             THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     During 1994, the Board of Directors held seven meetings. The Company has an Audit Committee, a Strategic Planning Committee, a Human Resources and Compensation Committee and an Acquisitions and Mergers Committee, but does not have a Nominating Committee.

     The members of the Audit Committee are Frank J. Wezniak (Chairman), Ray C. Robinson, Jr. and Wesley J. Fastiff. Among the functions performed by the Audit Committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, to review with the independent auditors the plan and results of the auditing engagement, to review the Company's auditing procedures and system of internal accounting controls and to make inquiries into matters within the scope of its functions. During 1994, the Audit Committee held six meetings.

     The members of the Strategic Planning Committee are John M. Kaiser (Chairman), John H. Robinson and Peter Gibert. The principal function of the Strategic Planning Committee is to assist in the development of long-term strategic plans for the Company's business. During 1994, the Strategic Planning Committee held one meeting.

     The members of the Human Resources and Compensation Committee are Wesley J. Fastiff (Chairman), Ray C. Robinson, Jr., Frank J. Wezniak and John M. Kaiser. Among the functions of the Human Resources and Compensation Committee are to review and make recommendations to the Board of Directors concerning the compensation of the key management employees of the Company and to administer the Company's stock option plans. During 1994, the Human Resources and Compensation Committee held six meetings.

     The members of the Acquisitions and Mergers Committee are John M. Kaiser (Chairman), Peter Gibert and Ray C. Robinson, Jr. Among the functions of the Acquisitions and Mergers Committee are to review and make recommendations to the Board of Directors concerning proposed or potential acquisitions, mergers, joint ventures, or other business combinations, and to consult with management regarding acquisition strategy. During 1994, this Committee held one meeting at which it reviewed proposals to acquire both domestic and overseas companies.

     Effective in May 1995, John H. Robinson will serve as Chairman Emeritus of the Company. It is expected that Mr. Robinson will be available to consult with the Board of Directors in his capacity as Chairman Emeritus.

COMPENSATION OF DIRECTORS

     Directors are paid directors fees consisting of $13,000 per year and $750 for each Board meeting attended. Directors who attend meetings of the Audit, Strategic Planning or Human Resources and Compensation Committee receive an additional $500 for each meeting. In addition, the Company has a Stock Option Plan for non-employee directors pursuant to which Messrs. Fastiff, Kaiser and Wezniak have each been granted options to purchase 6,000 shares of Common Stock; under the terms of this plan, no additional stock options may be granted to any of the Company's present directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994, the Company retained the law firm of Littler, Mendelson, Fastiff, Tichy & Mathiason to perform legal services for it. Mr. Fastiff, a director of the Company and a member of the Human Resources and Compensation Committee, serves as president of Littler, Mendelson, Fastiff, Tichy & Mathiason.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation paid to the Company's Chief Executive Officer and four other most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during the last three fiscal years is set forth below.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                    ANNUAL COMPENSATION           COMPENSATION
                                             ----------------------------------      AWARDS
                                                                        OTHER     -------------
                                                                       ANNUAL      SECURITIES      ALL OTHER
                                                                      COMPENSA-    UNDERLYING      COMPENSA-
   NAME AND PRINCIPAL POSITION    YEAR($)    SALARY($)    BONUS($)    TION($)(1)   OPTIONS(#)      TION($)(2)
--------------------------------- -------    ---------    --------    ---------   -------------    ----------
Peter Gibert.....................   1994     $ 240,000    $150,000          --        37,500(4)      $4,700
  President since May 1991, and     1993     $ 240,000    $ 43,000          --            --         $5,500
  Chief Executive Officer since     1992     $ 224,000    $ 43,000     $47,946(3)         --         $6,850
  June 1992
Stuart O. Keirle.................   1994     $ 145,300    $ 30,000          --         5,000         $4,700
  Vice President                    1993     $ 135,800    $ 40,000          --            --         $3,000
                                    1992     $ 135,800    $ 35,000          --            --         $3,770
Patrick Morrison.................   1994     $ 150,000          --          --         7,000         $4,500
  Vice President,                   1993     $  87,500    $ 17,500          --        10,000             --
  Chief Information Officer         1992            --          --          --            --             --
Martin R. Collins................   1994     $ 150,000    $ 50,000          --         5,000         $4,700
  Vice President                    1993     $ 150,000    $ 40,000          --        10,000(5)      $3,300
                                    1992     $ 110,400    $ 35,000          --        30,000(5)      $3,070
Robert H. Kennis.................   1994     $ 130,000    $ 50,000          --        17,500         $4,700
  Vice President and General        1993     $ 127,000    $ 40,000          --         8,500(6)      $2,700
  Counsel                           1992     $ 120,400    $ 27,500          --         3,500(6)      $1,760

---------------
(1) While the named executive officers enjoy certain perquisites, for fiscal years 1992, 1993 and 1994 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus except for the amounts referenced in footnote 3 below.

(2) The amounts shown consist of Company contributions under the Company's Profit Savings Plan which has been qualified under sections 401 and 501 of the Internal Revenue Code of 1986, as amended, and covers employees who voluntarily enroll in the Plan the quarter after completing six months of continuous service with the Company.

(3) Includes directors fees and relocation expenses.

(4) Consists of options held by Mr. Gibert to purchase 37,500 shares which were granted in 1991 and repriced during 1994.

(5) Includes options granted in 1992 to Mr. Collins to purchase 10,000 shares which were repriced during 1993.

(6) Includes options granted in 1992 to Mr. Kennis to purchase 3,500 shares which were repriced during 1993.

OPTIONS GRANTED TO EXECUTIVE OFFICERS

     The following table sets forth certain information regarding stock options granted during 1994 to the executive officers named in the foregoing Summary Compensation Table.

                                 OPTION GRANTS
                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL
                                                                                       REALIZABLE
                                           INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                          ----------------------------------------------------       ANNUAL RATES OF
                          NUMBER OF                                                    STOCK PRICE
                          SECURITIES PERCENT OF TOTAL                               APPRECIATION FOR
                          UNDERLYING OPTIONS GRANTED   EXERCISE OR                   OPTION TERM(4)
                           OPTIONS   TO EMPLOYEES IN   BASE PRICE   EXPIRATION     -------------------
          NAME            GRANTED(1)   FISCAL YEAR      ($/SH)(2)    DATE(3)        5%($)      10%($)
------------------------- ---------  ----------------  -----------  ----------     -------     -------
Peter Gibert.............   37,500(5)        N/A           $16          1999       286,500     686,250
Stuart O. Keirle.........    5,000          1.1%           $13          2002        31,050      74,350
Patrick Morrison.........    7,000          1.5%           $13          2002        43,470     104,090
Martin R. Collins........    5,000          1.1%           $13          2002        31,050      74,350
Robert H. Kennis.........   17,500          3.8%           $13          2002       108,675     260,225

---------------
(1) All options granted in fiscal 1994 are exercisable in annual increments of 25%, commencing one year from date of grant. Under the terms of the Company's stock option plans, the Human Resources and Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2) All options were granted at fair market value at date of grant.

(3) All options granted in fiscal 1994 were granted for a term of eight years.

(4) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

(5) Consists of options granted in May 1991 to Mr. Gibert which were repriced during 1994.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE ON REPRICING OF OPTIONS

     The Human Resources and Compensation Committee (the "Committee") considers stock options to be an important compensation tool for motivating and retaining key executives. During 1993, management advised the Committee that the effectiveness of certain stock options previously granted on March 23, 1992 to the Company's employees had been diminished as a result of the decline in the price of the Company's stock below $22 per share, the price at which such options had been previously granted. The Committee considered this problem and concluded that such options should be repriced in order to achieve their purpose of providing a long-term incentive to key employees, most of whom were employed in field offices in operations and sales positions. At its meeting held on December 14, 1993, the Committee determined that the most effective way to address the problem and to realign the interests of the options holders with those of the Company's current stockholders would be to reduce the exercise price of the outstanding options granted on March 23, 1992 to the then prevailing market value. Accordingly, on December 14, 1993, the Company amended the terms of outstanding option agreements governing an aggregate of 146,450 shares to reduce the exercise price from $22 to $16. Among the optionees whose options were repriced were two executive officers: Messrs. Collins (options to purchase 10,000 shares) and Kennis (options to purchase 3,500 shares).

     At its meeting on July 11, 1994, the Committee determined that options to purchase an aggregate of 37,500 shares of Common Stock which had been granted to Peter Gibert, the Chief Executive Officer of the Company, in May 1991 should be amended to reduce the exercise price from $19 per share to $16 per share. These options were not repriced in December 1993 because at that time only stock options granted on March 23, 1992 were considered for repricing since the exercise price of those options was substantially below market. Repricing of Mr. Gibert's stock options was later considered when reviewing Mr. Gibert's compensation and was deemed appropriate in view of his performance.

February 27, 1995                     Human Resources and Compensation Committee

                                            WESLEY J. FASTIFF, Chairman
                                            FRANK J. WEZNIAK
                                            RAY C. ROBINSON, JR.
                                            JOHN M. KAISER

     Prior to December 1993, the Company had not previously repriced options to purchase stock during the prior ten years. Set forth below is certain information regarding the repricing of options held by the three executive officers whose options were repriced.

                         TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                LENGTH OF
                                                                                                ORIGINAL
                                                    MARKET PRICE     EXERCISE                  OPTION TERM
                                      NUMBER OF     OF STOCK AT       PRICE                     REMAINING
                                     OPTIONS/SARS     TIME OF       AT TIME OF      NEW        AT DATE OF
                                     REPRICED OR    REPRICING OR   REPRICING OR   EXERCISE    REPRICING OR
          NAME              DATE      AMENDED(#)    AMENDMENT($)   AMENDMENT($)   PRICE($)      AMENDMENT
------------------------  ---------  ------------   ------------   ------------   --------   ---------------
Martin R. Collins.......   12/14/93     10,000         $16.00         $22.00       $16.00       6.25 years
Robert H. Kennis........   12/14/93      3,500         $16.00         $22.00       $16.00       6.25 years
Peter Gibert............    7/11/94     37,500         $13.25         $19.00       $16.00       4.75 years

     There were no option exercises during 1994 by any of the executive officers listed. The following table sets forth certain information with respect to stock options held by each of the listed executive officers as of December 31, 1994.

                          YEAR-END OPTION VALUE TABLE

                                                                           VALUE OF UNEXERCISED
                                             NUMBER OF UNEXERCISED             IN-THE-MONEY
                                             OPTIONS AT FY-END(#)          OPTIONS AT FY-END($)
                                           -------------------------     -------------------------
                       NAME                EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
        ------------------------------------------------------------     -------------------------
        Peter Gibert.......................           37,500/--                         --/--
        Stuart O. Keirle...................       18,375/ 6,125                108,822/19,609
        Patrick Morrison...................           --/17,000                     --/29,250
        Martin R. Collins..................           --/35,000                     --/33,750
        Robert H. Kennis...................        5,625/27,875                 29,295/60,390

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with two of the executive officers named in the foregoing compensation table. The Company has an employment agreement with Peter Gibert, expiring in May 1996, pursuant to which Mr. Gibert is employed as the Company's President and Chief Executive Officer. Under the terms of this agreement, Mr. Gibert is guaranteed a minimum salary of $16,000 per month subject to future increases in the discretion of the Board of Directors and a bonus equal to the greater of (i) $43,000 or (ii) 10% of the amount by which the Company's consolidated net profit before taxes (as particularly defined in the agreement) exceeds 110% of the consolidated profit before taxes for the prior year. The agreement with

Mr. Gibert provides for severance pay equal to six months salary plus the minimum bonus of $43,000 in the event that the agreement expires at the end of its term and Mr. Gibert's employment with the Company is not continued. Further details regarding Mr. Gibert's compensation are described in the report of the Human Resources and Compensation Committee set forth below. The Company has an employment agreement with Stuart Keirle expiring in September 1997 pursuant to which Mr. Keirle is employed as a Vice President. Under the terms of this agreement, Mr. Keirle is guaranteed a minimum base salary of $8,334 per month subject to annual review in accordance with existing corporate policies and a bonus to be determined by the Board of Directors.

     Effective in January 1993, the Company entered into a Consulting Agreement with John H. Robinson which provided for Mr. Robinson to serve as a consultant to the Company until December 31, 1994. Under this Agreement, Mr. Robinson was paid $10,000 per month, and received certain other benefits including the use of an office in the Company's headquarters. The Company ceased making monthly payments to Mr. Robinson upon the expiration of the Consulting Agreement on December 31, 1994. The Company remains obligated to provide Mr. Robinson with certain health insurance benefits until December 31, 1997. Commencing in January 1995, Mr. Robinson has been leasing certain premises in the Company's headquarters building at fair market rent.

TRANSACTIONS WITH THE COMPANY

     In February 1989, Peter Gibert executed a Promissory Note (the "Note") in the principal amount of $717,944 in favor of Darrell J. Sekin & Co. ("Sekin"). The Note provides for bi-monthly payments of principal and interest (accruing annually at 9.25%) and a maturity date of February 15, 1994. Payments under the Note terminated in May 1991 when the Company acquired all of the outstanding shares of Sekin. In June 1993, the Company agreed to defer the payments of principal and interest until the termination of the Employment Agreement between Mr. Gibert and the Company which is described in the Human Resources and Compensation Committee Report on Executive Compensation. Additionally, the interest rate on the Note was reduced to 5% effective June 1993. As of December 31, 1994, unpaid principal and accrued interest on the Note aggregated $328,555.

     In August 1994, the Company agreed to forgive annually $50,000 of the amount due under the Note on the condition that Mr. Gibert is an employee of the Company and the Company has been profitable in the previous twelve months. The entire balance owed under the Note will be forgiven in the event Mr. Gibert's employment with the Company is terminated, unless such termination is with cause in which case the entire balance becomes due and owing. Forgiveness of amounts due under the Note will commence in 1995.

                   HUMAN RESOURCES AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Human Resources and Compensation Committee (the "Committee") of the Board of Directors is composed entirely of independent directors, none of whom is an officer or employee of the Company or any of its subsidiaries. The Committee is responsible for establishing the Company's compensation policies, administering the Company's stock option plans, and reviewing the Company's salary, profit sharing and incentive arrangements generally. In addition, the Committee reviews the compensation levels of the executive officers of the Company, including the Chief Executive Officer, and evaluates their performance. The Committee reviews with the Board the significant aspects of compensation for the executive officers of the Company.

     In discharging our responsibilities as members of the Human Resources and Compensation Committee, our objective is to establish policies which will enhance the long-term performance and growth of the Company, enable the Company to attract and retain outstanding executives and employees, and provide meaningful incentives without subjecting the Company to excessive costs. The Company has historically relied principally on cash payments in the form of salary and incentive payments to motivate its key executives and managers, and secondarily on employee stock options.

     The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer should relate to and be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, a substantial portion of each executive officer's compensation is "at risk" in the form of incentive compensation, which is awarded based on performance of the individual and the Company (or the appropriate business unit managed by the executive officer) for the year in question. The determination of incentive compensation is based on a qualitative evaluation of the individual's contribution to the Company's performance, and is also tied to meeting or exceeding business plan income projections.

     Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year. The Committee believes that it is highly unlikely that any of the Company's executive officers would be eligible at any time in the foreseeable future to receive compensation of more than a million dollars. However, the Committee believes that it is important to retain the flexibility to maximize the Company's tax deductions. Accordingly, it will be the policy of this Committee to consider the impact, if any, of Section 162(m) on the Company and to document as necessary specific performance goals and take all other reasonable steps in order to seek to preserve the Company's tax deductions.

     Peter Gibert's base salary for 1994 was based on his rights under his five-year employment agreement with the Company dated May 21, 1991 (the "Employment Agreement") described in the Company's proxy statement. The Employment Agreement established Mr. Gibert's initial and minimum annual base salary at $192,000, subject to annual review by the Committee. The Human Resources and Compensation Committee concluded that it was appropriate to increase Mr. Gibert's salary to $20,000 per month effective May 1, 1992 -- an increase of $4,000 per month from the minimum level specified in the Employment Agreement. In order to compensate Mr. Gibert for the additional tax obligation resulting from the annual forgiveness of the Promissory Note obligation discussed above under the caption "Transactions with the Company," in August 1994 Mr. Gibert's salary was increased by $44,000 in every year the Note is forgiven. In addition, the Employment Agreement provides that for 1994 Mr. Gibert is entitled to receive a bonus equal to the greater of (i) $43,000 or
(ii) 10% of the amount by which the Company's "consolidated net profit before taxes" (as particularly defined in the Employment Agreement) for 1994 exceeds 110% of the "consolidated net profit before taxes" for 1993. For 1994, the bonus will be $150,000. Mr. Gibert forfeited additional cash compensation which he would have been entitled to under the bonus calculation provided for in the Employment Agreement. In recognition of Mr. Gibert's performance, the Committee granted Mr. Gibert 32,735 shares of restricted Common Stock. 50% of this restricted stock vests on January 1, 1996 and the balance vests on January 1, 1997. Vesting is contingent upon Mr. Gibert remaining as an employee or director of the Company. The Company has not previously granted Mr. Gibert restricted stock. The Committee believes that this compensation is appropriate given Mr. Gibert's entitlement under the Employment Agreement, the 56% improvement in operating income over 1993 and the substantial contributions made by Mr. Gibert in 1992 and 1993 during which he received the minimum annual bonus of $43,000 provided for in the Employment Agreement.

     The perquisites and other benefits received by Mr. Gibert that are reported in the Summary Compensation Table are provided pursuant to his Employment Agreement. No stock options have been granted to Mr. Gibert since May 1991. Options to purchase 37,500 shares of Common Stock were granted to Mr. Gibert upon the execution of the Employment Agreement in May 1991 at an exercise price of $19 per share. In August 1994, these stock options were repriced to $16 per share, as more fully discussed above in our Report on Repricing of Options.

February 27, 1995                     Human Resources and Compensation Committee

                                            WESLEY J. FASTIFF, Chairman
                                            FRANK J. WEZNIAK
                                            RAY C. ROBINSON, JR.
                                            JOHN M. KAISER

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the NASDAQ Market Index and a peer group index consisting of the Company, Expeditors International of Washington, Inc., Fritz Companies, Inc., Intertrans Corporation, Air Express International Corporation and Airborne Freight Corporation. Performance graphs for prior years had utilized the same peer group index -- but had excluded Fritz Companies, Inc., whose Common Stock did not become publicly traded until October 1992. In order to assure comparability, the performance graph shown below also shows the cumulative total return of the prior peer group index (consisting of all of the companies in the peer group index, except Fritz Companies, Inc.). The performance graph shown below is not necessarily indicative of future performance.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                THE HARPER GROUP, INC., NASDAQ MARKET INDEX AND
                 BOTH THE FORMER AND NEW PEER GROUP INDEX LINES

      MEASUREMENT PERIOD          THE HARPER     NASDAQ MARKET    PEER GROUP      PEER GROUP
    (FISCAL YEAR COVERED)        GROUP, INC.:       INDEX:         (FORMER):        (NEW):
1989                                       100             100             100             100
1990                                        97              85              92              92
1991                                       171             136             156             156
1992                                       125             159             162             162
1993                                       138             181             188             186
1994                                       122             177             182             202

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table indicates, as to each named director and each named executive officer, and as to all directors and executive officers as a group, the number of shares and percentage of the Company's Common Stock beneficially owned as of February 28, 1995.

                                                          COMMON STOCK BENEFICIALLY OWNED AS
                                                                 OF FEBRUARY 28, 1995
                                                         ------------------------------------
                            NAME                         NUMBER OF SHARES             PERCENT
     --------------------------------------------------  ----------------             -------
     Peter Gibert(1)...................................      1,165,203(2)(3)(10)         7.1%
     John H. Robinson(1)...............................      1,188,223(4)                7.3%
     Ray C. Robinson, Jr.(1)...........................      1,726,247(5)               10.6%
     Wesley J. Fastiff.................................         75,433(6)(7)             0.5%
     Frank J. Wezniak..................................          6,685(7)                 --
     John M. Kaiser....................................         16,000(7)                 --
     Stuart O. Keirle..................................         19,868(8)(10)             --
     Martin R. Collins.................................             65(10)                --
     Patrick Morrison..................................            300                    --
     Robert H. Kennis..................................          6,209(9)(10)             --
     All directors and officers as a
       group (12 persons)..............................      4,205,233                  25.8%

---------------

 (1) The address of John H. Robinson, Ray C. Robinson, Jr. and Peter Gibert is 260 Townsend Street, San Francisco, California 94107. John H. Robinson and Ray C. Robinson, Jr. are brothers. With the exception of John H. Robinson, Ray C. Robinson, Jr. and Peter Gibert, the only stockholders who are known by the Company to own beneficially more than 5% of the Company's Common Stock are RCM Capital Management which owned beneficially 815,000 shares (5%) on December 31, 1994, and Westport Asset Management, Inc. which owned beneficially 1,099,350 shares (6.7%) on December 31, 1994. The address of RCM Capital Management is Four Embarcadero Center, Suite 2900, San Francisco, California 94111; and the address of Westport Asset Management, Inc. is 235 Riverside Ave., Westport, Connecticut 06880.

 (2) Excludes 147,451 shares (0.9%) held by Jeffrey L. Oerke, as trustee of an irrevocable trust for the benefit of the children of Peter Gibert and their descendants. As to such excluded shares, Mr. Gibert disclaims any beneficial interest.

 (3) Includes 37,500 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1995.

 (4) Excludes 550,000 shares (3.4%) held by First Interstate Bancorp, as trustee of an irrevocable trust for the benefit of the children of John H. Robinson and their descendants. As to such excluded shares, Mr. Robinson disclaims any beneficial interest.

 (5) Consists of 1,726,247 shares held by Ray C. Robinson, Jr. and Craig Howard Robinson as co-trustees of a revocable trust for the benefit of Ray C. Robinson, Jr., his wife, and their descendants.

 (6) Includes 69,433 shares held by Wesley J. Fastiff and Bonnie B. Fastiff as co-trustees of a revocable trust for the benefit of Wesley J. Fastiff, his wife and their descendants.

 (7) Includes 6,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1995.

 (8) Includes 18,375 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1995.

 (9) Includes 5,625 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1995.

(10) Includes shares contributed into the officer's Section 401(k) Plan which were previously held by the Company's profit sharing plan.

                           SECTION 16(A) INFORMATION

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1994 to December 31, 1994 all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with, except that Ray C. Robinson, Jr. filed a Form 5 with respect to 10,000 shares gifted by him in June 1994 which was not timely reported.

                                    AUDITORS

     Deloitte & Touche LLP, independent certified public accountants, serves as the Company's principal accountants. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     If any stockholder intends to present a proposal for action at the Company's 1996 Annual Meeting and wishes to have such proposal set forth in management's proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before December 4, 1995. Proposals should be addressed to the Company at 260 Townsend Street, San Francisco, California 94107, Attention: Corporate Secretary.

                              COST OF SOLICITATION

     All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: April 3, 1995.
                                   By Order of the Board of Directors

                                   ROBERT H. KENNIS, Secretary

PROXY
                             THE HARPER GROUP, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter Gibert and Robert H. Kennis, or either of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of The Harper Group, Inc. to be held at the office of the Company at 260 Townsend Street, San Francisco, California, on May 9, 1995, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

                (Continued, and to be signed, on reverse side)

 STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

(continued from other side)

                                            Please mark
                                 /X/        your votes
                                              as this

(1) The election of two Class I Directors for a three year term.
    Peter Gibert
    Edwin J. Holman
    (Instruction: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below)


        FOR ALL nominees  / /             WITHHOLD AUTHORITY / /
        listed below                      to vote for all
        (except as marked                 nominees listed below
        to the contrary below)


(2) In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.

        FOR  / /           AGAINST / /            ABSTAIN / /


This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of the directors listed above.


Dated                        , 1995
      -----------------------

-------------------------------------

-------------------------------------

-------------------------------------
              SIGNATURE(S)


The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.